CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES COMPLETES ACQUISITION
OF WELDING METALLURGY, INC.

Acquisition Expands Capabilities and Increases Defense Customer and Program Opportunties

Edgewood, N.Y. (December 20, 2018) – CPI Aerostructures, Inc. (“CPI Aero”) (NYSE American: CVU) today announced that it has completed its acquisition of Welding Metallurgy, Inc. (“WMI”) from Air Industries Group, Inc. in a transaction valued at approximately $9.0 million. The Company expects to complete the integration of WMI’s operations into its Edgewood, N.Y., headquarters by the end of the first quarter of 2019.

WMI provides specialty welded products and assemblies, large diameter tube bending and integrated electronic assemblies, among other capabilities, to a variety of customers, predominantly within the defense and aerospace markets. WMI’s defense customers include Sikorsky, Lockheed Martin, Northrop Grumman, Raytheon, and GKN Aerospace, among others.

CPI Aero President and Chief Executive Officer Douglas McCrosson stated, “”We are excited to announce the closing of the acquisition as it ushers in a new era of expanded capabilities and an increased opportunity set that we expect to lead to meaningful revenue and earnings growth starting in 2019. The addition of WMI’s products and processes, particularly with respect to manufacturing of electronic assemblies, wire harnesses, and tube assemblies, not only provides a new avenue for top line growth, it also allows us to provide more CPI Aero content within our integrated structural assemblies thereby enhancing its value proposition to new and current customers. Finally, consolidation of WMI’s operations and personnel into our facility will increase absorbtion of fixed overhead costs, improve the competitivess of our price proposals and could expand margins on current programs.”

The Company expects to provide financial guidance for fiscal 2019 that will include WMI’s contribution with the publication of its fourth quarter and year-end 2018 financial results in March 2019.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2017, and Form 10-Q for the three-month period ended March 31, 2018, June 30, 2018, and September 30, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

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